UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

MERCANTIL BANK HOLDING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No Fee Required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.
	(3)	Filing party:
	(4)	Date filed:

MERCANTIL BANK HOLDING CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 4, 2019

To the Shareholders of Mercantil Bank Holding Corporation:

Notice is hereby given that the annual meeting (“Annual Meeting”) of the shareholders of Mercantil Bank Holding Corporation (the “Company,” “we,” “us” or “our”) will be held at the Hotel Colonnade, 180 Aragon Avenue, Coral Gables, Florida 33134 on June 4, 2019 at 3:00 p.m., Eastern time, for the following purposes:

1.	to elect directors to serve until the 2020 annual meeting of shareholders;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019;

3.	to approve an amendment to our articles of incorporation to change our name to Amerant Bancorp Inc.; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on April 11, 2019 are entitled to notice of and to vote at the Annual Meeting. We are taking advantage of the U.S. Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our proxy materials and Annual Report to Shareholders for the year ended December 31, 2018, and to vote online or by telephone.

If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials in the proxy statement.

By Order of the Board of Directors

/s/ Frederick C. Copeland, Jr.
Frederick C. Copeland, Jr. Chairman of the Board of Directors

April 25, 2019

MERCANTIL BANK HOLDING CORPORATION

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 4, 2019

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Mercantil Bank Holding Corporation (“we,” “us,” or the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held at 3:00 p.m., Eastern time, at the Hotel Colonnade, 180 Aragon Avenue, Coral Gables, Florida 33134, on June 4, 2019, or any postponement or adjournment thereof (the “Annual Meeting”). These proxy solicitation materials and our Annual Report to shareholders for the year ended December 31, 2018, including related financial statements, were first made available to our shareholders entitled to notice of and to vote at the Annual Meeting on or about April 25, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on June 4, 2019 — our Annual Report to Shareholders, this proxy statement and the related proxy card are available at www.envisionreports.com/AMTB. The content on any website referred to in this proxy statement is not incorporated by reference into this proxy statement unless expressly noted.

Introduction

We are holding our first annual meeting of shareholders as a public company on June 4, 2019.

From 1987 through December 31, 2017, we were a wholly-owned subsidiary of Mercantil Servicios Financieros, C.A. (“MSF”). On August 10, 2018, we completed our spin-off (“Spin-off”) from MSF and our Class A Common Stock and Class B Common Stock (together, the “Company Shares”) began trading on the Nasdaq Global Select Market and currently trade under the trading symbols “AMTB” and “AMTBB,” respectively. Following the Spin-off, MSF retained 19.9% of our Class A Common Stock (the “Class A Retained Shares”) and 19.9% of our Class B Common Stock (the “Class B Retained Shares” and, together with the Class A Retained Shares, the “Retained Shares”).

On December 21, 2018, we completed an initial public offering (the “IPO”) of 6,300,000 shares of Class A Common stock. MSF sold all of its Class A Retained Shares and we sold 1,377,523 shares of our Class A Common Stock in the IPO. We used all of the proceeds we received in the IPO to repurchase 1,420,135.66 Class B Retained Shares from MSF.

In January and February 2019, we sold additional shares of our Class A Common Stock in several transactions, including the underwriters partial exercise of their over-allotment option granted in the IPO and private placements. On February 28, 2019, we used the proceeds from these transactions to repurchase from MSF all of the remaining Class B Retained Shares. Following this repurchase, MSF no longer owned any of our Company Shares.

In connection with our separation from MSF, we are rebranding our Company as Amerant. We believe our new name and logo will identify us as separate and distinct from MSF and promote our strategic focus as a community bank with its own identity. Substantially all the entities in our organization are adopting the new name and logo, including our subsidiary Amerant Bank, N.A. (the “Bank”), and the Company will formally change its name, subject to shareholders approval, following the Annual Meeting. We previously changed the Nasdaq Global Select Market trading symbols for our Class A Common Stock and Class B Common Stock to “AMTB” and “AMTBB,” respectively, to reflect the new brand.

Who Can Vote

Only shareholders of record at the close of business on April 11, 2019, which we refer to as the record date, are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, there were

28,985,996 outstanding shares of our Class A Common Stock and 14,218,597 outstanding shares of our Class B Common Stock.

Each share of our Class A Common Stock outstanding on the record date will be entitled to cast one vote on each matter to be voted on at the Annual Meeting.

Each share of our Class B Common Stock outstanding on the record date will be entitled to cast one-tenth (1/10) of a vote, voting together as a single class with the Class A Common Stock shareholders, on Proposal 2 (to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019). Pursuant to our articles of incorporation, our Class B Common Stock will not be entitled to vote on Proposal 1 (election of directors) and Proposal 3 (to approve an amendment to our articles of incorporation to change our name to Amerant Bancorp Inc.).

How You Can Vote

Shareholders of record can simplify their voting by voting their shares via the Internet. Instructions for voting via the Internet are described on the Notice of Internet Availability of Proxy Materials. Being a record holder means that the shares are registered in your name, as opposed to the name of your broker or bank. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the proxy card. If you request a paper copy of the proxy materials, please mark your choices on the proxy card and then date, sign and return the proxy card at your earliest opportunity pursuant to the instructions on the proxy card.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your bank or broker confirming your beneficial ownership of shares of our common stock as of the record date and your authority to vote such shares. Please bring personal photo identification with you to the meeting. If you need directions to the Annual Meeting, please call us at (305) 460-8728.

Revocability of Proxies

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail or in person at the Annual Meeting, another proxy dated as of a later date. Furthermore, you may revoke a proxy by attending the Annual Meeting and voting in person, which will automatically cancel any proxy previously given.

Attendance at the Annual Meeting, however, will not automatically revoke any proxy that you have given previously unless you request a ballot and vote in person. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The majority of all votes entitled to be cast by the holders of the outstanding shares of Class A Common Stock and Class B Common Stock, as applicable, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the ten nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated

otherwise by your proxy, the shares will be voted for the ten nominees named in this proxy statement. Instructions on the accompanying proxy to abstain for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

Proposal 2 (to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019) requires the favorable vote of the majority of votes cast for approval, with each share of our Class A Common Stock entitled to one vote on Proposal 2 and each share of our Class B Common Stock entitled to one-tenth (1/10) of a vote on Proposal 2. Although these votes are advisory in nature and are not binding on the Company, the Board will consider the outcomes of these votes in future deliberations. Abstentions are not treated as votes cast, so abstaining has no effect on this Proposal.

Proposal 3 (to approve an amendment to our articles of incorporation to change our name to Amerant Bancorp Inc.) requires the favorable vote of the majority of votes cast for approval, with only our Class A Common Stock entitled to vote on Proposal 3, one vote per share. Abstentions are not treated as votes cast, so abstaining has no effect on this Proposal.

Broker Non-Votes

If your shares are held by a bank, broker or other nominee and you do not provide the bank, broker or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our inspector of elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

When our inspector of elections tabulates the votes for any matter, broker non-votes will be counted for purposes of determining whether a quorum is present.

We believe that Proposal 1 (election of directors) and Proposal 3 (to approve an amendment to our articles of incorporation to change our name to Amerant Bancorp Inc.) will be considered “non-routine,” and banks, brokers and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions. Broker non-votes are not treated as votes cast, so broker non-votes have no effect on Proposal 3, and will not affect the outcome of Proposal 1 because directors are elected by a plurality of votes cast.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine” and we do not expect any broker non-votes on this matter.

Please provide voting instructions to the bank, broker or other nominee that holds your shares by carefully following their instructions.

Abstentions

Abstentions will not be counted as votes cast with regard to any proposal. Therefore, abstentions will have no effect on the outcome of any proposal. As stated above, abstentions will be counted for the purpose of determining whether a quorum is present.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the election of the ten nominees for director proposed by the Board and set forth herein, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019, and FOR the approval of an amendment to our articles of incorporation to change our name to Amerant Bancorp Inc., and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection upon request of any shareholder at our principal executive offices at 220 Alhambra Circle, Coral Gables, Florida 33134 during the ten days prior to the meeting, during ordinary business hours, and during the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be ten and, accordingly, the Board has nominated, upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the ten persons identified below to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. All nominees are currently directors. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the proxy card may exercise their discretion to vote your shares for the substitute nominee.

Alejandro Gonzalez S. resigned as director of the Company and its subsidiaries, including the Bank, effective March 20, 2019. Various MSF shareholders asked Mr. Gonzalez to return as a director of MSF and he could not serve on both the Company’s Board and MSF’s boards of directors due to the terms of their separation.

The Board has determined that Messrs. Copeland, Villamil, Villar, and Quill, Dr. Dana and Ms. Costantino qualify as independent directors in accordance with the listing requirements of The NASDAQ Stock Market LLC (the “NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of the record date for each director nominee.

Name	Age	Title
Frederick C. Copeland, Jr.	77	Chairman of the Board of Directors
Millar Wilson	66	Vice-Chairman and Chief Executive Officer
Gustavo J. Vollmer A.	69	Director
Miguel A. Capriles L.	55	Director
Rosa M. Costantino	61	Director
Pamella J. Dana, Ph.D.	56	Director
Gustavo Marturet M.	53	Director
John W. Quill	65	Director
Jose Antonio Villamil	72	Director
Guillermo Villar	76	Director

The Board believes that the directors and director nominees as a whole will provide the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current director nominees, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experience, qualifications and skills.

Frederick C. Copeland, Jr. Mr. Copeland has served as Chairman of the Board since December 31, 2018 and as a director of the Company and the Bank since 2007. Previously, Mr. Copeland served as the President and Chief Executive Officer of Far East National Bank, Los Angeles, a bank, from May 2009 to December 2009 and as a member of the board of directors of Far East National Bank, Los Angeles from September 2004 to December 2009, the President and Chief Executive Officer of Aetna International, Inc., an insurance company, from 1995 to 2001, the Chairman, President and Chief Executive Officer of Fleet Bank, N.A. Connecticut, a bank, from 1993 to 1995, and the President and Chief Executive Officer of Citibank Canada, a bank, from 1987 to 1993. Additionally, Mr. Copeland is the Chairman of the Board of Connecticut Landmarks and a Trustee of the Wadsworth Atheneum, Hartford, Connecticut. Mr. Copeland received a Bachelor of Arts degree from Bowdoin College and a MBA from Columbia University.

Mr. Copeland brings extensive experience in leading large financial services companies to the Board, which furthers his ability to provide valued oversight and guidance to the Company and its strategies. Mr. Copeland’s substantial corporate management experience also serves to inform the Board’s general decision-making.

Millar Wilson. Mr. Wilson has served as Chief Executive Officer of the Company and the Bank since 2009 and as the Vice-Chairman of the Board and the board of directors of the Bank since 2013 and as a director since 1987. Mr. Wilson also served as an alternate director for MSF from 2015 to 2017. Under his leadership, the Bank has grown to $8.4 billion in assets, achieved a continuous upward trend in net income, and enhanced both the banking center network and product offerings to steadily increase lending and deposits. Mr. Wilson served in various roles with MSF for over 40 years, including as Executive Director of International Business of MSF from 2013 until January 2018. Mr. Wilson served as a member of the board of directors of the Federal Reserve Bank of Atlanta, Miami Branch from 2013 to 2018, as a member of the board of directors of Enterprise Florida, Inc. from 2009 to 2013, as chairman of the board of directors of the American Red Cross of Greater Miami and the Keys from 2001 to 2002, and as a director and treasurer of the Miami Dade College Foundation from 1999 to 2004. Mr. Wilson is a graduate of Bradford University, England and the Harvard Business School Management Development Program.

As our Chief Executive Officer, Mr. Wilson has a breadth of knowledge concerning issues affecting us. His prior executive and director experience will assist the Board as we continue to expand our business.

Gustavo J. Vollmer A. Mr. Vollmer served as Chairman of the Board and the board of directors of the Bank from 2012 until December 31, 2018 and has been a member of the Board and the board of directors of the Bank since 2003 and 2013, respectively. Mr. Vollmer has served as the Chairman and Chief Executive Officer of MSF since 2011 and as a member of the MSF board of directors since 1997. Additionally, Mr. Vollmer has served as a member of the Latin America Advisory Committee of the New York Stock Exchange from 1996 to 2004, as a Director of the Institute of Advanced Studies in Administration (Instituto de Estudios Superiores de Administración) since 2000, and as its Chairman from 2002 to 2008, as a member of the International Young Presidents Organization from 1983 to 1998, and as its President from 1992 to 1993, as a member of The Group of Fifty since 1994, as the Founding President of the Partnership for a Drug-free Venezuela from 1990 to 1991, as a member of the Development Council of Universidad Católica Andrés Bello since 2015, and as a member of the World President’s Organization since 1998. Mr. Vollmer was also Founding Co-Chairman and a Member of the US-Venezuelan Business Council from 1990 to 2010. Mr. Vollmer is a graduate of Duke University, Cambridge University and the Program for Executive Development at the International Institute for Management Development in Switzerland.

Mr. Vollmer brings extensive experience in leadership positions with global economic development and commerce, as well as business and social/community organizations to the Board.

Miguel A. Capriles L. Mr. Capriles has served as a director since 2003. Previously, Mr. Capriles served as a director of MSF from 1997 to 2018. Mr. Capriles has been the Managing Director of Gran Roque Capital, a real estate development firm focused on Spain and Portugal, since 2014. Previously, Mr. Capriles served as the Chairman and President of Cadena Capriles, a newspaper publisher from 1998 to 2013. He has also served as a director of H.L. Boulton S.A. since 1999 and Corporación Industrial Carabobo, C.A. since 2014, and is a member of the Governing Council of the Institute for Higher Studies in Administration and of the Fedecámaras Consultative Council. Mr. Capriles has a degree in business administration from Universidad Metropolitana in Caracas, Venezuela.

As a long-time director and large shareholder of the Company, Mr. Capriles brings extensive experience with the Company to the Board.

Rosa M. Costantino. Ms. Costantino has served as a director since January 2018. Ms. Costantino retired in 2015 after 36 years in the financial services industry. Ms. Costantino served in various positions with MSF from 1979 to 2015, including as the Global Personal Banking and Wealth Management Manager from 2005 to 2015 and in various roles in treasury, finance and retail banking. Ms. Costantino graduated with a degree in Economics from the Universidad Central de Venezuela. Ms. Costantino has served as a director of Mercantil Bank Schweiz, A.G., MSF’s Swiss bank subsidiary.

Ms. Costantino brings unique knowledge of the Company and wealth management expertise to the Board.

Pamella J. Dana, Ph.D. Dr. Dana has served as a director since 2007. Dr. Dana has served as Senior Advisor for Strategic Initiatives at the Institute for Human & Machine Cognition, a Florida-based research institute engaged in artificial intelligence, robotics, sensory substitution, data mining, and related technologies, since 2007. Previously, Dr. Dana served as the Executive Director of the Florida Governor’s Office of Tourism, Trade, and Economic Development from 1999 to 2007 and the Florida’s Chief Protocol Officer from 2002 to 2007. Dr. Dana served as Assistant and Deputy Secretary of the California Trade and Commerce Agency from 1995 to 1999. Dr. Dana serves on the board of directors of Triumph Gulf Coast, Inc. since 2013, which is overseeing the distribution of $1.5 billion in BP oil spill settlements monies awarded to Florida, and the Scripps Florida Funding Corporation Board, where she also serves on the Audit Committee, since 2007. She has been a Trustee of the Florida Chamber of Commerce Foundation since 2007, a member of the Florida Sports Foundation Board since 2011, and a member of the International Economic Development Council since 2007. From 2006 to 2009, Dr. Dana was a Trustee of the University of West Florida and was a voting member for Florida on the U.S. Gulf of Mexico Fisheries Management Council from 2011 to 2016. Dr. Dana holds a Ph.D. in International Development and Economics from the University of Southern California, a master’s degree in administration, planning and policy from Harvard University and a bachelor’s degree in sociology and social work from California State University, Chico.

Dr. Dana brings over 30 years of successful senior economic, business, and university leadership, policymaking and public affairs experience to the Board.

Gustavo Marturet M. Mr. Marturet has served as a director since 2015. Previously, Mr. Marturet served as a director of MSF from 2014 to 2018. Mr. Marturet has served as the Portfolio Manager of the Canepa Dividend Select Fund, an investment fund, since 2012. In 2017, he co-founded Unison Asset Management, an affiliate of Canepa U.S., which serves as a financial advisory firm and manages the Canepa Dividend Select Fund. Since 2016, Mr. Marturet has been a Director of Canepa Funds ICAV in Dublin, Ireland, an affiliate of Canepa U.S. Previously, Mr. Marturet served as the Head of Private Banking and Asset Management at the Bank from 2008 to 2012, and as President and Chief Executive Officer of the Bank’s securities broker-dealer subsidiary, or Investment Services, from 2002 to 2010. Mr. Marturet also served in various roles at Verizon Investment Management, a corporate pension manager, and Bankers Trust Company, a New York-based bank. Mr. Marturet is a graduate of Andres Bello Catholic University, Yale University, and Hult University.

Mr. Marturet brings extensive wealth management, banking and U.S. capital markets experience to the Board.

John W. Quill. Mr. Quill was appointed as director in March 2019. Currently, Mr. Quill serves as a consultant to the International Monetary Fund (the “IMF”), an international organization with the aim of promoting international financial and monetary cooperation, where he previously served as a Senior Financial Sector Expert in bank supervision and policy effectiveness from 2013 to 2015. Prior to the IMF, Mr. Quill served in various capacities with the Office of the Comptroller of the Currency (the “OCC”), a U.S. financial regulator, from 1980 to 2011, including Deputy Comptroller from 2004 to 2011 and the chair of the interagency council that advised the United States Treasury as to banks that should receive funds under the United States Treasury’s Troubled Asset Relief Program. Mr. Quill was an independent director of Gibraltar Private Bank & Trust, Coral Gables, Florida from 2015 to 2018.

Mr. Quill brings nearly 40 years of experience in financial services, public and private, to the Board and, in particular, his 31 years of experience working with the OCC, the Bank’s primary regulator, will allow him to provide the Company with a valuable regulator-perspective.

Jose Antonio Villamil. Mr. Villamil has served as a director since 2003. Mr. Villamil has over 35 years of successful experience as a senior business economist, university educator and high-level policymaker for both the federal and Florida governments. Mr. Villamil is the Founder and currently a Senior Advisor to The Washington Economics Group, Inc., a Florida-based economic consulting firm established in 1993 upon his return to Florida from his service as Chief Economist and U.S. Undersecretary of Commerce for Economic Affairs from 1989 to 1993. He was selected in 2008 as the founding Dean of the School of Business of St. Thomas University, serving until December 31, 2013. From 1999 to 2000, he directed Florida’s Tourism, Trade and Economic Development activities in the Office of the Governor and is a past Chairman of the Governor’s Council of Economic Advisors of Florida. Mr. Villamil is a Board Member of the Beacon Council, Miami-Dade County’s official economic development organization, and Chairman of its Economic Roundtable. He also serves as Senior Fellow of the James Madison Institute of Tallahassee, Florida. Since June 2004, he has been a member of the board of directors of Spanish Broadcasting System, Inc., and since November 2010 he has been director of Pan-American Life Insurance Group. Mr. Villamil has both a master’s degree in economics and a bachelor’s degree in economics from Louisiana State University.

Mr. Villamil brings over 30 years of successful experience as a senior business economist, and as a public official of both the federal and Florida governments to the Board.

Guillermo Villar. Mr. Villar has served as a director of the Company and the Bank since 1998. Mr. Villar has served as a Managing Partner of Alcazar Development Group, a real estate development firm, since April 2015. Previously, Mr. Villar served as the President and Chief Executive Officer of the Bank and the Company from 1988 to 2008. Mr. Villar also served in various roles with MSF since 1974, including as Chief Financial Officer from 1978 to 1988 and Managing Director of other international banking subsidiaries from 1980 to 2008. Prior to joining MSF, Mr. Villar managed corporate and real estate lending in Puerto Rico for Chase Manhattan Bank (now JPMorgan Chase Bank) from 1972 to 1974. Mr. Villar has served on the boards of various trade, community, and charitable organizations, including Enterprise Florida, Inc., the American Red Cross, the Small Business Credit Initiative, and the Coral Gables Chamber of Commerce. Mr. Villar has a master’s degree in Economics from Vanderbilt University and a bachelor’s degree in Business Administration from Universidad de Puerto Rico.

As a former executive of MSF and President and Chief Executive Officer of the Bank, Mr. Villar brings extensive experience, Company knowledge and continuity to the Board that is essential for maintaining the trust of our employees, customers and communities depend on when doing business with us.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS.

Corporate Governance

All of our directors also serve on the board of directors of the Bank and all of our executive officers serve in the same position at the Bank. During the fiscal year ended December 31, 2018, the Board held 11 meetings.

The Board’s unwritten policy regarding director attendance at the annual meeting of shareholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors to attend.

All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during the fiscal year ended December 31, 2018. The Company’s independent directors have had meetings at which only the independent directors met in executive session and such executive sessions are regularly scheduled each year. Following the completion of the Spin-off in August 2018, the standing committees of the Board include the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Risk Committee.

The charters of our Audit, Compensation, Corporate Governance and Nominating and Risk Committees are available on our website at https://investor.mercantilbank.com/corporate-governance/documents-charters. You may also request copies of our committee charters free of charge by writing to our investor relations team at investorrelations@amerantbank.com or via mail addressed to “Investor Relations” at 220 Alhambra Circle, Coral Gables, Florida 33134. Below is a summary of our committee structure and membership information.

Audit Committee

The Company has a separately designated Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee consists of four independent directors: Mr. Villar, as Chair, Dr. Dana, and Messrs. Copeland and Quill. Each member of the Audit Committee is financially literate and the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined in applicable U.S. Securities and Exchange Commission (“SEC”) rules. The Audit Committee held 9 meetings in 2018.

The Audit Committee’s charter details the principal functions of the committee, including:

•	appointing, compensating, retaining, replacing and overseeing the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•

reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

•

reviewing with management, the independent registered public accounting firm and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•

meeting, as it deems appropriate, in separate executive sessions with the independent registered public accounting firm, other directors, internal audit, the chief executive officer or other Company employees, agents, attorneys or representatives.

Compensation Committee

The Compensation Committee consists of three independent directors: Dr. Dana, as Chair, Mr. Copeland and Ms. Costantino. The Compensation Committee held 12 meetings in 2018.

The Compensation Committee’s charter details the principal functions of the committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of three independent directors: Mr. Copeland, as Chair, Mr. Villamil and Ms. Costantino. The Corporate Governance and Nominating Committee held 3 meetings in 2018.

The Corporate Governance and Nominating Committee’s charter details the principal functions of the committee, including:

•	to identify individuals qualified to become members of the Board;

•	to make recommendations to the Board regarding Board and committee composition;

•	to develop and recommend to the Board corporate governance principles; and

•	to oversee the evaluation of the Board and management.

Risk Committee

The Risk Committee consists of four directors: Mr. Villamil, as Chair, and Messrs. Marturet, Vollmer and Capriles. The Risk Committee held 8 meetings in 2018.

The Risk Committee’s charter details the principal functions of the committee, including:

•	to review and approve the Company’s and the Bank’s risk appetite, profile, and aggregate tolerance levels in light of their strategic, operational, and financial objectives; and

•	to evaluate, monitor and, where appropriate, make recommendations to the Board with respect to

•

the risks inherent in the businesses of the Company and the Bank, the interrelationships between these risks and the process by which management identifies, assesses and determines appropriate controls;

•	the enterprise risk management framework and control activities, including the setting of performance measurement goals and key risk indicators;

•	the integrity, advancement and understanding of the Company’s and the Bank’s systems and processes of operational controls; and

•	the allocation of risk capital and use of risk adjusted return on capital in decision making.

Board Leadership Structure and Risk Oversight

The positions of Chairman of the Board and Chief Executive Officer are held by different individuals: Frederick Copeland Jr. serves as Chairman and Millar Wilson serves as Chief Executive Officer. Mr. Copeland is an independent director and non-executive Chairman, which allows him to serve on Board committees without interfering with his ability to meet applicable SEC, NASDAQ and corporate independence requirements. Our Board believes that the current separation of the offices of Chief Executive Officer and Chairman takes advantage of these persons’ respective strengths and perspectives. The Chief Executive Officer is responsible for determining how best to execute the Company’s strategy, as approved by the Board, and providing day-to-day leadership to the Company. The Chairman, with the Board, oversees management and determines and approves the Company’s strategy.

The separation of the roles of Chief Executive Officer and nonexecutive Chairman and the independence of a majority of the board members helps ensure independent oversight of management. The Company believes that the current Board structure, policies and practices, when combined with the Company’s other governance policies and procedures, provide appropriate risk oversight.

Share Ownership Guidelines

In September of 2018, the Board adopted the following guidelines, which require our directors and officers to own shares of our Class A Common Stock having values equal to the applicable multiple of base salary for executives and annual cash retainer for directors, as set forth in the table below:

Officers and Directors	Ownership Requirement
Chief Executive Officer	4X
Other Section 16 Executive Officers	2X
Other Officers	0.5-1X
Non-Employee Directors	4X

The officers and directors have 5 years from the adoption of these guidelines to comply with them. The Board may, in its discretion, extend the period of time for attainment of such ownership levels in appropriate circumstances.

Until the required ownership level is met, executives are required to retain 50% of the shares received from us under our equity incentive plan.

Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board potential directors who possess the skills, knowledge, and understanding necessary to be valued members of the Board in order to assist it in successfully performing its role in corporate oversight and governance. The Corporate Governance and Nominating Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board and the challenges and needs of the Board as a whole in an effort to ensure that the Board, at any time, is comprised of a diverse group of members who, individually and collectively, best serve the needs of the Company and its shareholders. In general, and in giving due consideration to the composition of the Board at that time, the factors considered of individual directors, including those of any nominees of shareholders, include judgment, skill, diversity, integrity, experience with businesses and other organizations of comparable size, the interplay of the individual director’s or possible nominee’s experience with the experience of the Board and the extent to which the individual director or possible nominee would be a desirable addition to the Board and its committees.

Additionally, the Corporate Governance and Nominating Committee will consider persons nominated by shareholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by shareholders. Our Bylaws contain provisions that address the process (including the required information and deadlines) by which a shareholder of our Class A Common Stock may nominate an individual for consideration by the Corporate Governance and Nominating Committee to stand for election at an annual meeting of shareholders. Specifically, our Bylaws provide that, a shareholder may nominate a director nominee, provided that such shareholder is a shareholder of record of our Class A Common Stock at the time notice of the director nomination is provided to the Board, is a shareholder of record of our Class A Common Stock at the time of the annual meeting and is entitled to vote on the election of directors at the annual meeting (a shareholder that meets these provisions and is nominating a director nominee, a “Nominating Shareholder”). Nominating Shareholders should submit the candidate’s name and the other information required by our Bylaws (as described below) to our Corporate Secretary and follow the procedures stated in our Bylaws.

Our Bylaws provide certain requirements as to the form and content of a Nominating Shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual meeting of shareholders. A Nominating Shareholder’s notice must be received by the Company’s Corporate Secretary at 220 Alhambra Circle, Coral Gables, Florida 33134 not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date on which the Corporation held the preceding year’s annual meeting of shareholders. For purposes of the annual meeting of shareholders to be held in 2020, the Nominating Shareholder’s notice must be received no later than March 6, 2020 and no earlier than February 5, 2020. If the date of the next annual meeting of shareholders is scheduled for a date more than 30 calendar days prior to or more than 30 calendar days after the anniversary of the preceding year’s annual meeting, however, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. May 5, 2020 is thirty calendar days prior to the anniversary of the Annual Meeting and July 4, 2020 is 30 calendar days after the anniversary of the Annual Meeting. In no event will a recess or adjournment of an annual meeting (or any announcement of any such recess or adjournment) commence a new time period for the giving of a shareholder’s notice as described above.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee monitors existing director qualifications and periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. This assessment includes, among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

If the Corporate Governance and Nominating Committee determines that adding a new director is advisable or if a vacancy on the Board arises, the Corporate Governance and Nominating Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Corporate Governance and Nominating Committee, which then evaluates the candidates based on the needs of the Board at that time and the criteria listed above. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by the Corporate Governance and Nominating Committee, a shareholder, another director, management or another third party. The Corporate Governance and Nominating Committee would then meet to consider the selected candidate(s) and submits the approved candidate(s) to the full Board for approval and recommendation to the shareholders. Although neither the Board nor the Corporate Governance and Nominating Committee has a formal policy with regard to the consideration of diversity in identifying director nominees, the director nomination process is designed to ensure that the Board considers members with diverse backgrounds, including race, ethnicity, gender, education, skills and experience, with a focus on appropriate financial and other expertise relevant to the Company’s business, and also considers issues of judgment, conflicts of interest, integrity, ethics and commitment to the goal of maximizing shareholder value. The goal of this process is to assemble a group of directors with deep, varied experience, sound judgment and commitment to the Company’s success.

Shareholder Communications with Directors

Shareholders who wish to communicate with the Board, or any individual director or group of directors, may do so by sending written communications addressed to:

Mercantil Bank Holding Corporation

Attention: [Board of Directors] or [Board Member]

c/o Corporate Secretary

Mercantil Bank Holding Corporation

220 Alhambra Circle

Coral Gables, Florida 33134

All information will be compiled by the Corporate Secretary of the Company and submitted to the Board or each applicable director at the next regular meeting of the Board.

Code of Ethics

We have adopted a Code of Conduct and Ethics that applies to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions. The Code of Conduct and Ethics is available under the “Documents & Charters” link under the “Corporate Governance” dropdown menu in the “Investor Relations” tab on our website at https://www.mercantilbank.com. We will post any amendments to or waivers of our Code of Conduct and Ethics at the same location on our website.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2018 with management and has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as issued by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB, regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed PwC’s independence with PwC.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

Guillermo Villar, Chair

Frederick C. Copeland, Jr.

Pamella J. Dana, Ph.D.

John W. Quill

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock as of April 11, 2019 (unless otherwise indicated), for:

•	each person whom we know to own beneficially more than 5% of our Class A Common Stock or Class B Common Stock;

•	each named executive officer and each director; and

•	all of our executive officers and directors as a group.

As of the date set forth above, we had 28,985,996 shares of Class A Common Stock outstanding and 14,218,597 shares of Class B Common Stock outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise noted in the footnotes below, each holder identified below has sole voting and investment power with respect to such securities. Unless otherwise provided, the address of each holder listed is c/o Mercantil Bank Holding Corporation, 220 Alhambra Circle, Coral Gables, Florida 33134.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Named Executive Officers and Directors
Millar Wilson	215,384.00	*	—	*
Alberto Peraza	91,692.00	*	—	*
Miguel Palacios	44,243.66	*	52.00	*
Frederick C. Copeland, Jr.	15,615.00	*	—	*
Gustavo J. Vollmer A. (1)	1,727,633.66	5.96%	413,649.33	2.91%
Miguel A. Capriles L. (2)	2,161,833.00	7.46%	1,772,689.00	12.47%
Rosa M. Costantino	14,280.33	*	3,010.00	*
Pamella J. Dana, Ph.D.	10,384.00	*	—	*
Gustavo Marturet M. (3)	66,213.66	*	7,149.66	*
John W. Quill	500.00	*	—	*
Jose Antonio Villamil	10,384.00	*	—	*
Guillermo Villar	10,384.00	*	—	*
Executive officers and directors as a group:	4,483.314.33	15.47%	2,197,582.00	15.46%
Other Greater than 5% Security Holders (4)
Patriot Financial Partners III, L.P. (5)	2,000,000.00	6.90%	—	*
Diana Medina de Marturet (6)	1,868,653.66	6.45%	215,790.00	1.52%
Perry Creek Capital LP (7)	1,578,376.00	5.45%	—	*
Atkinson Financial Inc. (8)	160,436.00	*	785,134.00	5.52%

*	Represents less than 1% of the class.
1.

As reported in a statement on Schedule 13G filed with the SEC on February 14, 2019 by Gustavo J. Vollmer A. These shares are included in the shares beneficially owned by the Vollmer family, as set forth below. According to the filing, Mr. Vollmer has sole voting and dispositive power over 749,116 shares of Class A Common Stock and shared voting and dispositive power over 978,518 shares of Class A Common Stock.

We understand that Mr. Vollmer has sole voting and dispositive power over 58,853 shares of Class B Common Stock and shared voting and dispositive power over 354,796 shares of Class B Common Stock.

These shares include 1,795.66 shares of Class A Common Stock and 217 shares of Class B Common Stock held by Mr. Vollmer’s wife. Mr. Vollmer disclaims beneficial ownership of 978,518 shares of Class A Common Stock and 354,796 shares of Class B Common Stock included in the table above as to which he has no economic interest therein.

Following conversations with Mr. Vollmer, and others, we understand that members of the Vollmer family, including Mr. Vollmer, certain other Vollmer family members and certain trusts, companies and non-profit foundations controlled or operated by members of the Vollmer family, have in the aggregate sole or shared voting and investment power with respect to 3,439,207.66 shares of Class A Common Stock and 666,374 shares of Class B Common Stock, representing approximately 11.87% and 4.69% of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, respectively, as of the date set forth above. These shares include the shares beneficially owned by Mr. Vollmer and reported in the table above. There are no voting agreements or other arrangements among the members of the Vollmer family regarding the 3,439,207.66 shares of Class A Common Stock and 666,374 shares of Class B Common Stock. Accordingly, the members of the Vollmer family are not deemed a “group” for purposes of Section 13(d)(3) of the Exchange Act with respect to such shares. Each member of the Vollmer family disclaims beneficial ownership of any of our Company Shares as to which such member does not have sole or shared voting or investment power.

2.

As reported in a statement on Schedule 13G filed with the SEC on February 14, 2019 by Miguel A. Capriles L. These shares are included in the shares beneficially owned by the Capriles family, as set forth below, and as to which Mr. Capriles may be deemed to have shared voting and investment power. According to the filing, Mr. Capriles has sole voting and dispositive power over 576,696.48 shares of Class A Common Stock and shared voting and dispositive power over 1,585,136.52 shares of Class A Common Stock. We understand that Mr. Capriles has sole voting and dispositive power over 472,767.62 shares of Class B Common Stock and shared voting and dispositive power over 1,299,921.38 shares of Class B Common Stock.

Mr. Capriles disclaims beneficial ownership over 1,585,136.66 shares of Class A Common Stock and 1,299,921.38 shares of Class B Common Stock included in the table above and held by certain of his sisters of which he has no economic interest therein.

Following conversations with Mr. Capriles, we understand that members of the Capriles family, including Mr. Capriles and certain of his sisters, have sole or shared voting and investment power with respect to 2,161,833 shares of Class A Common Stock and 1,772,689 shares of Class B Common Stock, representing approximately 7.46% and 12.47% of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, respectively, as of the date set forth above. These shares include the shares beneficially owned by Mr. Capriles and reported in the table above. There are no voting agreements or other arrangements among the members of the Capriles family regarding the 2,161,833 shares of Class A Common Stock and 1,772,689 shares of Class B Common Stock. Accordingly, the members of the Capriles family are not deemed a “group” for purposes of Section 13(d)(3) of the Exchange Act with respect to such shares. Each member of the Capriles family disclaims beneficial ownership of any of our Company Shares as to which such member does not have sole or shared voting or investment power.

3.	All of these shares are included in the shares beneficially owned by the Marturet family, as discussed in note 6 below.

4.

This information is based solely on public filings, our records and interviews or communications with our holders and their representatives. AV Securities, Inc., or AV Securities, is the only other record holder holding more than 5% of the shares of Class A Common Stock or shares of Class B Common Stock. AV Securities, a securities broker, is the record holder, holder in “street name,” of 2,604,919 shares, or 8.99%, of Class A Common Stock and 6,634,709 shares, or 46.66%, of Class B Common Stock for the beneficial owners of the shares of our common stock. AV Securities holds all these shares in non-discretionary accounts, where AV Securities does not have the authority to acquire, dispose or vote these shares absent direction from the account holder. Based on the information available to us at this time, we are unable to determine the beneficial holders of the shares held by AV Securities as broker. We believe, based upon information provided to us by AV Securities on April 11, 2019, that, as of that date, no individual or group beneficially owned more than 5% of our Class A Common Stock or Class B Common Stock, except as reported herein.

5.

As reported in a statement on Schedule 13D filed with the SEC on April 4, 2019 by Patriot Financial Partners III, L.P. According to the filing, the Company’s shares of Class A Common Stock are held by the following group of entities and individuals: Patriot Financial Partners III, L.P., Patriot Financial Partners GP III, L.P., Patriot Financial Partners GP III, LLC, W. Kirk Wycoff, James J. Lynch and James F. Deutsch (together, the “Patriot Financial Group III” or “Patriot”). The principal business address of each member of the Patriot Financial Group III is c/o Patriot Financial Partners III, L.P., Four Radnor Center 100 Matsonford Road, Suite #210 Radnor, Pennsylvania 19087.

The Patriot Financial Group III may be deemed to beneficially own, in the aggregate, 2,000,000 shares of Class A Common Stock, representing approximately 6.90% of the outstanding shares of the Company’s Class A Common Stock as of the date set forth above. Each member of the Patriot Financial Group III has shared voting power and shared dispositive power with regard to such shares of Class A Common Stock.

Each member of the Patriot Financial Group III disclaims beneficial ownership of the shares of Class A Common Stock owned by Patriot Financial Partners III, L.P., except to the extent of its or his pecuniary interest therein.

6.

As reported in a statement on Schedule 13G filed with the SEC on February 15, 2019 by Diana Medina de Marturet. This does not include 154,905 shares of Class A Common Stock over which Mrs. Marturet only has an economic interest. These shares are included in the shares beneficially owned by the Marturet family, as set forth below. According to the filing, Mrs. Marturet has sole voting and dispositive power over 1,800,131.66 shares of Class A Common Stock and shared voting and dispositive power over 68,522 shares of Class A Common Stock. We understand that Mrs. Marturet has sole voting and dispositive power over 167,165 shares of Class B Common Stock and shared voting and dispositive power over 48,625 shares of Class B Common Stock

Mrs. Marturet disclaims beneficial ownership of 187,331 shares of Class A Common Stock and 24,619 shares of Class B Common Stock included in the table above as to which she has no economic interest therein.

Following conversations with Gustavo Marturet M., and others, we understand that members of the Marturet family have, in the aggregate, sole or shared voting and investment power with respect to 3,678,525.66 shares of Class A Common Stock and 236,781.33 shares of Class B Common Stock, representing approximately 12.69% and 1.67% of the outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, respectively, as of the date set forth above. These shares include the shares beneficially owned by Mr. Marturet and Mrs. Marturet, as reported in the table above, members of the Marturet Medina Family and certain shares held by certain trusts and companies under common control by and/or for the benefit of certain members of the Marturet family. There are no voting agreements or other arrangements among the members of the Marturet family regarding the 3,678,525.66 shares of our Class A Common Stock and 236,781.33 shares of our Class B Common Stock and, accordingly, the members of the Marturet family are not deemed a “group” for purposes of Section 13(d)(3) of the Exchange Act with respect to such shares. Each member of the Marturet family disclaims beneficial ownership of any of our Company Shares as to which such member does not have sole or shared voting or investment power.

7.

As reported in a statement on Schedule 13G filed with the SEC on March 8, 2019 by Perry Creek Capital LP. According to the filing, the Company’s shares of Class A Common Stock are held by Perry Creek Capital LP (“Perry Creek”) and Perry Creek Capital Fund II LP (the “Fund”). Also, according to the filing,

Perry Creek acts as investment manager to the Fund, and accordingly exercises investment discretion with respect to the shares of Class A Common Stock directly owned by the Fund. The principal business address of each of Perry Creek and the Fund is 150 East 58th Street, 17th Floor, New York, NY 10155. Perry Creek and the Fund may be deemed to beneficially own, in the aggregate, 1,578,376 shares of Class A Common Stock, representing approximately 5.45% of the outstanding shares of the Company’s Class A Common Stock as of the date set forth above. Each of Perry Creek and the Fund has shared voting power and shared dispositive power with regard to such shares of Class A Common Stock.

8.

Atkinson Financial Inc. may be deemed to hold sole voting power and sole dispositive power over the 160,436.00 shares of Class A Common Stock and 785,134.00 shares of Class B Common Stock held by East River Equity Opportunities Limited, which is managed by Atkinson Financial Inc. Atkinson Financial Inc.’s address is Calle 52 y Elvira Méndez, Edificio Vallarino, Piso 7, Suite 7-A, Panama, Republic of Panama.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the SEC. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2018 were made in a timely manner, except for a Form 4 for MSF in connection with our repurchase of shares of Class B Common Stock held by MSF after the IPO.

Certain Relationships and Related Party Transactions

Since January 1, 2018, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Bank or its subsidiaries with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Under applicable SEC and NASDAQ rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% shareholders and the immediate family members of these persons.

Various Company and Bank directors, officers, and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of the Company and the Bank. These persons and entities have had transactions in the ordinary course of business with the Company and the Bank, including borrowings, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features. Such transactions are subject to review and approval as provided in our Audit Committee Charter. The Company and the Bank expect to have such transactions, under similar conditions, with their directors, officers, and affiliates in the future.

Federal Reserve Regulation O requires loans and other “extensions of credit” made to executive officers, directors and their related interests and to persons beneficially owning with their family 10% or more of the voting securities of a bank or its bank holding company to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures, that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. The Board reviews any loan to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Audit Committee Charter provides that the Audit Committee will review and approve all related-party transactions. This includes a review of the Company’s compliance with applicable banking laws, including, without limitation, those banking laws and regulations concerning loans to insiders.

We have policies governing the review and approval of transactions with related parties that are expected to exceed $120,000 in any fiscal year. The policies call for the related party transactions to be reviewed and, if deemed appropriate, approved or ratified by our Audit Committee. Upon determination by our Audit Committee that a transaction requires review under the policy, the material facts are required to be presented to the Audit Committee. In determining whether or not to approve a related party transaction, our Audit Committee will take into account, among other relevant factors, whether the related party transaction is in our best interest, whether it involves a conflict of interest and the commercial reasonableness of the transaction. In the event that we become aware of a related party transaction that was not approved under the policy (such as before the policy was adopted), our Audit Committee will review such transaction as promptly as reasonably practical and will take such course of action as may be deemed appropriate under the circumstances. In the event a member of our Audit Committee is not disinterested with respect to the related party transaction under review, that member may not participate in the review, approval or ratification of that related party transaction.

Certain transactions are not subject to the related party transaction approval policy, including: (1) decisions on compensation or benefits relating to directors or executive officers and (2) credit extensions by us in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to us and not presenting more than the normal risk of collectability or other unfavorable features.

All related party transactions, including those described below, have been made consistent with our policy and applicable law, including Federal Reserve Regulation W.

2018 Special Dividend

On March 13, 2018, prior to the Spin-off, we paid a special one-time dividend of $40.0 million to MSF (our sole shareholder at the time).

Sale of G200 Leasing, LLC

At December 31, 2017, the Bank’s subsidiary, G200 Leasing, LLC, owned a Gulfstream 200 aircraft, which it leased to MSF. On February 15, 2018, the Bank sold G200 Leasing, LLC to Alvina Corporation, a wholly-owned, non-U.S. subsidiary of MSF, for $8.5 million in cash (fair market value). The sale agreement contained customary representations and warranties. The sale agreement also provided for the allocation of tax liabilities for the tax year in which the sale took place.

Separation Agreement

We and MSF entered into the Separation Agreement for the purpose of effecting the Spin-off. The Separation Agreement generally separated the Company and its subsidiaries from MSF and sets forth the procedures for the Spin-off. Among other things, the Separation Agreement also included noncompetition and nonsolicitation covenants that prevent MSF from competing with our business or soliciting our employees, customers, or vendors, and grants the Company a license to use the “Mercantil” name and marks until we develop a new name and marks. The Separation Agreement continues certain services and consulting arrangements from us to MSF for limited periods as part of separating from MSF. We did not assume any indebtedness from MSF or incur any indebtedness in the Spin-off, and no assets were acquired from MSF or its non-U.S. subsidiaries.

The material terms of the Separation Agreement are summarized below, and it was filed as an exhibit to the Registration Statement on Form 10 we filed on June 15, 2018 (as amended and including all exhibits, the “Spin-off Registration Statement”). We entered into the Separation Agreement with MSF while we were still a wholly-owned subsidiary of MSF. Except as required by Federal Reserve Regulation W with respect to the Bank and its subsidiaries, we believe that certain terms of the Separation Agreement may not necessarily be the same as could have been obtained from an unrelated third-party. All services between MSF and its non-U.S. affiliates, on the one hand, and the Bank and its subsidiaries, on the other, are believed to comply with Regulation W, including terms and credit standards that are at least as favorable as those prevailing for comparable transactions with unaffiliated companies. No “low quality” assets for Regulation W purposes, or assets or liabilities that are not legally permissible for U.S. bank holding companies or national banks were transferred to, or assumed by, us or our subsidiaries from MSF or its subsidiaries in the Spin-off.

Exchange of information

The Separation Agreement provides for other arrangements with respect to the mutual sharing of information between us and MSF and its affiliates in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings, and to comply with our respective obligations after the completion of the Spin-off. We and MSF and its affiliates have also agreed to provide each other with access to historical business records.

Tax matters

We and MSF will cooperate with respect to all tax filings and proceedings and will treat and report the Spin-off in a consistent manner.

Releases and indemnification

Except for each party’s obligations under the Separation Agreement, the other transaction documents and certain other specified liabilities, we and MSF, on behalf of ourselves and each of our respective affiliates, have released and discharged the other and its respective affiliates from all liabilities existing or arising between us on or before the completion of the Spin-off. The release does not extend to obligations or liabilities under any agreements between us and MSF or its affiliates that remain in effect following the Spin-off, including ordinary course liabilities for products and services.

Each party has agreed to indemnify, hold harmless and defend the other party, its affiliates and each of its respective directors, officers, employees and controlling persons, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the operation of the indemnifying party’s and its subsidiaries’ business prior to the Spin-off;

•	the liabilities retained by such party pursuant to the Separation Agreement; or

•	any breach of the Separation Agreement.

In addition, MSF has agreed to indemnify, hold harmless and defend us, our affiliates and each of our respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from any untrue statement of material fact, or omission to state a material fact required to be stated, in the information statement included in the Spin-off Registration Statement or the registration statement we filed in connection with the IPO.

Use of the “Mercantil” name and marks

MSF has granted us a two-year license commencing on the date of the distribution associated with the Spin-off to use the “Mercantil” name and marks in connection with our business. All such use must be in strict accordance with MSF’s current use policies.

No fees are payable for the first year of the license. After the first year of the license, we will begin paying a license fee monthly, at an annual rate equal to the lesser of $400,000 or the fair value of the license as determined by an independent appraisal consistent with Federal Reserve Regulation W. Payments under this license will cease when we terminate the use of the name and mark.

We are in the process of rebranding ourselves and our subsidiaries to reflect our separation from MSF and do not expect to pay any fees to MSF in connection with this license.

Expenses of the separation and distribution

Except as otherwise provided in the Separation Agreement, each of us and MSF paid their respective expenses, including legal fees incurred, with respect to the Spin-off, except as to indemnity and contribution liabilities, where the allocation will depend on the relative fault and benefit of the event giving rise to the liability.

Noncompetition agreement

During the five-year period following the Spin-off, MSF has agreed generally that neither it nor its subsidiaries or affiliates will, directly or through another person, own, manage, operate, control, participate in, invest in, lend money to, acquire or hold any investment in, or otherwise carry on, the business of providing domestic, international, personal and commercial banking services, including investment, trust, and estate planning in the U.S. and its territories.

In addition, subject to specified exceptions, during the same five-year period, neither MSF nor its subsidiaries or affiliates will, on its own behalf or on behalf of any other person, directly or indirectly, (1) hire, engage, solicit or attempt to solicit for hire any person who is then one of our or our subsidiaries’ employees, (2) solicit or attempt to solicit any person or entity who was one of our or our subsidiaries’ customers during the 18 months immediately prior to the Spin-off, or (3) solicit, request, advise or induce any supplier or other business contact of the other party to cancel, curtail or otherwise adversely change its relationship with us or our subsidiaries.

Dispute resolution procedures

We have agreed with MSF that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Separation Agreement. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 30 days, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days of the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will resolve the dispute in accordance with Florida law.

These dispute resolution procedures will not apply to any dispute or claim related to MSF’s or its affiliates’ rights as a holder of the Company Shares and both parties will submit to the exclusive jurisdiction of courts in Florida for resolution of any such dispute. In addition, both parties will be permitted to seek injunctive or interim relief in the event of any actual or threatened breach of the provisions of the agreement relating to confidentiality, use of restricted marks, and noncompetition agreements. If an arbitral tribunal has not been appointed, both parties may seek injunctive or interim relief from any court with jurisdiction over the matter.

Each party will bear its own costs of dispute resolution.

Other provisions

The Separation Agreement also contains covenants between us and MSF with respect to:

•	confidentiality of our and MSF’s, and our respective subsidiaries’, information;

•	restrictions on the parties’ ability to take any action or enter into any agreement that would cause the other party or any of its subsidiaries to violate any law, organizational document or judgment;

•

restrictions on the parties’ ability to take action that reasonably could result in a breach or default under any agreement which binds or purports to bind the other party or any of its other subsidiaries;

•	litigation and settlement cooperation between us and MSF and our respective subsidiaries; and

•

proposed intercompany transactions, including material amendments to the agreements accomplishing the Spin-off, all of which must be approved by a majority of independent directors or a committee comprised solely of independent directors.

Transition Services

The Bank, the Bank’s national trust company subsidiary (the “Trust Company”) and Investment Services have historically provided certain services to MSF’s other subsidiaries, including accounting and financial reporting, administration, operations and technology, planning and budgeting, human resources, vendor administration and management, market risk, operational risk and physical security, operations and non-U.S. regulatory consulting, credit risk, loan review, technology infrastructure, treasury, and customer referral services. The Bank has entered into service contracts with the individual MSF subsidiaries receiving the services and, semi-annually, determines the price for the service, consistent with our related party transactions policies and in compliance with applicable laws regarding related party transactions (including Federal Reserve Regulation W).

Pursuant to the Separation Agreement, and subject to approval by the Board of Governors of the Federal Reserve System (the “ Federal Reserve”) and OCC, we have agreed that the Bank will continue to provide certain of these services to the applicable MSF entities under existing agreements for up to 12 months after the Spin-off

(one of them for 18 months), on the same terms (including pricing) as in effect as of the Spin-off, including semi-annual reviews and pricing changes, based on semi-annual reviews. These services agreements may be extended by six months, if needed, or terminated earlier, and are subject to automatic termination upon a change in control of MSF or the particular non-U.S. subsidiary, or if the Bank is prohibited from providing the service by applicable law, regulation or order. These transition services are declining and, except with respect to the Company’s services to Mercantil Bank and Trust Limited (Cayman) (the “Cayman Bank”) pending the Bank’s acquisition of the Cayman Bank, are expected to end by the second quarter of 2019. All transition services are billed by us and paid by MSF’s non-U.S. affiliates in U.S. Dollars. For the year ended December 31, 2018, we were paid approximately $1.7 million for these services.

Subsequent to the Spin-off and associated distribution, the Company entered into a custody agreement and an information agent agreement with Mercantil Banco Universal (“Banco Universal”), which is MSF’s wholly-owned Venezuela bank subsidiary, and MSF, respectively. Prior to the IPO, substantially all of the Company’s shareholders resided in Venezuela. Many of these persons, especially the approximately 17,000 holders of 300 or fewer shares of Company Class A or Class B Common Stock, or smaller shareholders, do not have securities brokerage accounts or other means to effectively buy, sell or transfer Company Shares. Banco Universal serves most of these same persons as shareholders of MSF, and is a member of Clearstream Banking, S.A., or Clearstream, and agreed to utilize Clearstream for appropriate transfers of Company Shares, which it holds in custody for the respective holders. Shares may be transferred from Clearstream to participants in the clearing facilities of The Depository Trust Company, or DTC, in the U.S., thereby adding potential liquidity for holders of shares held in custody. Banco Universal holds substantially all Company Shares held by smaller shareholders. As a service to its smaller shareholders and to promote shareholder liquidity generally, the Company pays market-based fees to Banco Universal to serve as information agent and custodian and transaction fees for assisting with changes in share ownership, including distribution of any payments from the Company in respect of Company Shares that may be repurchased. For the quarter ended December 31, 2018, we approved the payment of approximately $0.28 million to Banco Universal for these services.

Communications with Venezuela may be difficult, especially since there is no effective postal service. Banco Universal serves as the Company’s information agent in Venezuela, distributes shareholder communications and press releases and responds to inquiries from Company shareholders in Venezuela.

The Company and Banco Universal contemplate entering into a new agreement for shareholder custody and information services. If applicable, the agreement may be terminated if the Company repurchases all or substantially all smaller shareholders’ holdings of Company Shares.

Cayman Bank Acquisition

The Separation Agreement contemplates the Bank’s purchase from a MSF subsidiary of the Cayman Bank, a bank and trust company located in George Town, Grand Cayman. The Bank intends to acquire the Cayman Bank for cash at its fair market value based on the Cayman Bank’s shareholder’s equity, adjusted to reflect income and losses to the closing date and purchase accounting adjustments, including the mark to market of all assets and liabilities at the closing date, plus a premium of $885,000. The premium is based upon a valuation of the Cayman Bank prepared for us by Hovde Group, an investment banking firm. Based on the Cayman Bank’s December 31, 2018 balance sheet, marked to market with purchase accounting adjustments as of that date, the estimated purchase price would be approximately $13.3 to $15.3 million.

This acquisition is subject to the negotiation of a definitive purchase agreement, applications and notices to the Federal Reserve and Cayman Islands Monetary Authority, and the receipt of necessary approvals. It is anticipated that the necessary bank regulatory approvals will take 3 to 6 months to complete. The acquisition is expected to be completed promptly after the receipt of the last required bank regulatory approval.

Registration Rights Agreement and Certain IPO Related Matters

In connection with the Separation Agreement, we entered into a registration rights agreement with MSF with regard to MSF’s resale of the Retained Shares after the Spin-off. Pursuant to the registration rights agreement, for as long as MSF held the Retained Shares and such shares were not otherwise eligible for resale under SEC Rule 144, without volume or manner of sale restrictions, we agreed to grant MSF “piggyback” registration rights that would require us to include, subject to certain conditions, the offering for resale of the Retained Shares on the same registration statement we use for any of our own underwritten offerings of our Company Shares. MSF was the selling shareholder in the IPO pursuant to the registration rights agreement.

Since MSF has sold all Company Shares it held, MSF has no further rights to register Company Shares for resale, and the primary obligations of MSF and the Company are the allocation and payment of certain expenses, and their indemnity and contribution obligations to each other.

Pursuant to the registration rights agreement, and a letter agreement entered into between the Company and MSF, the Company and MSF shared all costs and expenses related to the IPO, including all Registration Expenses (as defined in the Registration Rights Agreement) and including, but not limited to, SEC registration fees, fees and expenses of counsel for each of the Company and the underwriters and accountants for which the Company is responsible, financial printing expenses, FINRA and Blue Sky-related expenses and “road show” travel and other investor presentation expenses. MSF and the Company shared these costs and expenses and any indemnification liability to the underwriters participating in the IPO pro rata based on their respective prospective economic benefit with respect to the IPO. MSF’s economic benefit was based upon the price of Class A Common Stock sold (i) by MSF in the IPO and (ii) sold by the Company in the IPO where the proceeds were used to purchase Class B Common Stock from MSF. The Company used all proceeds it received in the IPO to purchase Class B Common Stock from MSF. Accordingly, MSF paid all such costs and expenses of the IPO and shared the costs of the Company’s subsequent purchases of its Class B Common Stock from MSF.

The registration rights agreement includes customary indemnification provisions, a requirement that we remain current in our Exchange Act reporting, and a provision requiring MSF and its executive officers and directors to enter into customary lock-up agreements in connection with any public offering of our common stock that we may undertake.

Purchase of Class B Retained Shares

On December 27, 2018, the Company and MSF entered into a Class B Share Purchase Agreement (the “Class B Purchase Agreement”) pursuant to which the Company agreed to purchase up to all 3,532,456.66 Class B Retained Shares held by MSF using the net proceeds it received from the Company’s IPO. On December 28, 2018, the Company completed the purchase of 1,420,135.66 Class B Retained Shares from MSF for $12.61 per share, representing an aggregate purchase price of approximately $17.9 million, leaving MSF with 2,112,321 Class B Retained Shares.

Pursuant to the Class B Purchase Agreement, on March 7, 2019, the Company used the net proceeds from the partial exercise of the over-allotment option granted to the underwriters in the IPO, and subsequent private placement sales of unregistered shares of the Company’s Class A Common Stock, to purchase MSF’s remaining 2,112,321 Class B Retained Shares for a weighted average purchase price of $13.48 per share, representing an aggregate purchase price of approximately $28.5 million, leaving MSF with no Retained Shares.

Directed Share Program

Certain of our employees, customers, directors and other persons resident in the United States designated by the Company purchased at least $2,500 of our shares of Class A Common Stock in the IPO at the public offering price in connection with the offered directed share program. With respect to our directors and executive officers, Mr. Wilson and members of his immediate family purchased approximately 410,000 shares of Class A Common Stock and Mr. Peraza and members of his immediate family purchased 10,000 shares of Class A Common Stock in the IPO at the public offering price.

Lease Agreement

The Bank leased to MSF approximately 1,800 square feet in its headquarters building pursuant to a net lease on market terms and conditions. The lease commenced on March 1, 2019, has a two year term and automatically renews for additional one year terms each year thereafter. The annual rent is approximately $72,000, including sales tax, per year. The lease contains a customary 3% rent escalation provision, and the expenses of the requested tenant improvements were split between the Company and MSF, as is customary.

Related Party Employees

The brother in law of Gustavo Marturet M., one of our directors, is a salaried employee of ours and received total compensation of less than $181,000 in each of 2018, 2017 and 2016 and is expected to receive comparable total compensation in 2019. His compensation was established by us in accordance with our compensation practices, generally, and applicable to employees in similar positions with comparable qualifications, tenure and responsibilities and without the involvement of Mr. Marturet.

The son in law of Alejandro Gonzalez S., one of our former directors, is a salaried employee of ours and is expected to receive total compensation of approximately $130,000 in 2019 and 2018, but has received less than $120,000 of total compensation, each year, since he was hired in 2015. His compensation is established by us in accordance with our compensation practices, generally, and applicable to employees in similar positions with comparable qualifications, tenure and responsibilities and without the involvement of Mr. Gonzalez.

Patriot

Patriot, one of our greater than 5% security holders, has requested that the Company consider a Patriot official who is an experienced banker for nomination to the Company’s Board. The Company’s Corporate Governance and Nominating Committee is considering this individual in light of the Company’s and such committee’s criteria for directors, and compliance with all applicable banking, securities and corporate laws, as well as NASDAQ requirements.

Patriot has informed the Company that it owns a significant, but non-controlling ownership interest in, and Patriot’s managing partner is a director of, U.S. Century Bank, which is a direct competitor of the Company in South Florida. The Company seeks to address the potential business conflicts and regulatory issues posed by this relationship in order to add Patriot’s proposed nominee to the Board. There is no assurance that such matters can be resolved, or that any necessary regulatory actions can be obtained.

Kunde Litigation

A lawsuit was filed in September 2017 in Miami-Dade County Circuit Court, Florida and amended multiple times. The claims are against Amerant Trust and Kunde Management, LLC (“Kunde”). Kunde was established to manage trusts for the respective benefit of Gustavo Marturet Sr.’s wife and his siblings. The Trust Company is the trustee of these trusts and is Kunde’s manager. The plaintiff is a beneficiary of one of these trusts, and is an aunt of Gustavo Marturet, Jr., a Company director, and a sister-in-law of Mr. Marturet Jr.’s mother, a principal Company shareholder.

This action alleges breaches of contract, fiduciary duty, accounting and unjust enrichment, and mismanagement of Kunde and seeks damages in an unspecified amount. The Company denies the claims, and believes these are barred by the statute of limitations and is defending this lawsuit vigorously. The parties began mediation on January 22, 2019, pursuant to court order, and settlement discussions through the mediator are ongoing. The Company cannot reasonably estimate at this time the possible loss or range of losses, if any, that may arise from this unresolved lawsuit. The Company has incurred approximately $372,000 in legal fees through March 28, 2019 defending this case. The Company expects to be reimbursed these fees in accordance with the trust agreements and the Kunde organizational documents upon conclusion of this proceeding.

Executive Compensation

Introduction

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, we are eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis section and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and an exemption from the requirement to hold a non-binding shareholder advisory vote on executive compensation. We are also permitted to provide scaled down financial disclosure. Furthermore, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the last completed fiscal year. Unless the context requires otherwise, for purposes of this section, references to “the Company” refer to Mercantil Bank Holding Corporation and its subsidiaries, including the Bank.

This section describes the executive compensation program in place for our named executive officers, or NEOs, for the year ended December 31, 2018, who are:

1.	Millar Wilson — Vice-Chairman and Chief Executive Officer;

2.	Alberto Peraza — Co-President and Chief Financial Officer; and

3.	Miguel Palacios — Executive Vice President and Chief Business Officer.

Determination of Officer Compensation

The Company’s Compensation Committee administers the Company’s compensation policies and programs for the Chief Executive Officer and the Company’s executive officers. The Compensation Committee reviews and approves, at least annually, corporate goals and objectives relevant to the compensation of the Chief Executive Officer and executive officers. The Compensation Committee evaluates the performance of the Chief Executive Officer and executive officers in the light of those corporate goals and objectives. The Compensation Committee then approves the calculation of the Chief Executive Officer’s and executive officers’ incentive compensation based on applicable performance metrics. The Compensation Committee determines and approves compensation levels for the Chief Executive Officer and the executive officers based on those evaluations and any other factors as it deems appropriate, including competitive market data, individual and Company performance, skills, experience, complexity and criticality of role and internal pay equity. The Compensation Committee reviews and approves, as applicable, (i) base salary, (ii) annual bonus, (iii) long-term incentive compensation, including any equity or equity-linked compensation, and (iv) any other compensation, perquisites, and special or supplemental benefits for the Chief Executive Officer and executive officers. The Chief Executive Officer has not and may not be present during voting or deliberations by the Compensation Committee on his compensation.

The Chief Executive Officer and executive officers play a prominent role in gathering information for and making recommendations on the base salary amounts, annual target bonus and equity awards for executives other than the Chief Executive Officer and executive officers.

The Compensation Committee may, it its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any portion of its duties and responsibilities at this time.

Compensation Consultant

The Compensation Committee has directly engaged McLagan, an Aon company, as its external compensation consultant. McLagan reports to, and receives its direction from, the Compensation Committee, and a representative of McLagan frequently attends Compensation Committee meetings as its advisor. McLagan provided the Compensation Committee with the following consulting services in 2018:

•	educated the Board regarding compensation related trends in the banking industry;

•	revised our compensation peer group of publicly-traded financial institutions;

•

reviewed the competitiveness of the compensation elements currently offered by us to our top executives, including base salary, annual incentive or bonus, long-term incentives (restricted stock), all other compensation, and changes in retirement benefits as compared to that of our identified peer group;

•	reviewed the competitiveness of our director compensation elements as compared to that of our identified peer group; and

•

recommended and made observations regarding the potential alignment of our executive compensation practices with our overall business strategy and culture relative to the market as defined by our identified peer group, including a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants.

In reviewing McLagan’s performance in 2018 and considering its continued engagement for 2019, the Compensation Committee evaluated McLagan’s independence from Company management and any conflicts of interest in accordance with applicable SEC rules and NASDAQ listing requirements. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The Compensation Committee considered McLagan’s provision of other services to the Company, the fees paid by the Company to McLagan as a percentage of McLagan’s total revenue, McLagan’s policies and procedures to prevent conflicts of interest, and the confirmation by McLagan that it and its representatives have no business or personal relationship with any member of the Compensation Committee, do not own any stock of the Company, and have no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that McLagan is independent of the Compensation Committee and of Company management and has no conflicts of interest in its performance of services to the Compensation Committee.

2018 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned during the years that ended on December 31, 2018 and 2017 by our NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Millar Wilson	2018	818,513	250,000	2,483,072	1,407,722	149,877	5,109,184
Vice-Chairman and Chief Executive Officer	2017	566,010	—	—	1,533,872	217,695	2,317,577
Alberto Peraza	2018	604,061	37,200	1,098,757	822,809	165,157	2,727,984
Co-President and Chief Financial Officer	2017	496,158	—	—	722,271	118,801	1,337,230
Miguel Palacios	2018	483,288	—	517,300	519,110	215,833	1,735,531
Executive Vice President and Chief Business Officer	2017	412,010	—	—	400,059	68,464	880,534

(1)

With respect to Messrs. Wilson and Peraza, the dollar values provided for 2018 include amounts paid for unused vacation time that each of the NEOs elected to cash out under the Company’s vacation policy.

(2)	Represents discretionary bonus awards in recognition of Messrs. Wilson and Peraza’s performance and contributions in connection with the Spin-off and the IPO.
(3)

All of the 2018 awards represent restricted stock awards granted under the Company’s 2018 Equity and Incentive Compensation Plan in connection with the Company’s IPO that closed on December 21, 2018. The aggregate grant date fair value provided in this column was computed in accordance with FASB ASC Topic 718. Refer to Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies” and Note 11 “Incentive Compensation and Benefits Plans” to the consolidated audited financial statements in our Annual Report on Form 10-K for fiscal year ended December 31, 2018 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. For more information regarding the 2018 stock awards, see “2018 Equity and Incentive Compensation Plan” below.

(4)	Represents annual incentive cash awards earned under the Semi-Annual Variable Compensation Program and Long-Term Incentive Plan described below.
(5)	All Other Compensation for the NEOs in 2018 which exceeded $10,000 is detailed in the following table:

Name	Matching Awards ($)(1)	Director Fees ($)(2)	Insurance Premiums ($)(3)	Perquisites ($)(4)	Tax Reimbursements ($)(5)	Total ($)
Millar Wilson	33,267	33,100	6,225	34,070	43,215	149,877
Alberto Peraza	28,645	14,200	2,272	17,170	102,870	165,157
Miguel Palacios	13,750	500	794	24,908	175,881	215,833

(1)	Represents matching contributions under the 401(k) Plan and Executive Deferred Compensation Plan.
(2)

For Mr. Wilson, represents fees paid for service on the Board ($4,800) and on the boards of directors of the Bank and Mercantil Florida ($28,300). For Mr. Peraza, represents fees paid for service on the board of directors of the Bank, Investment Services and the Trust Company. For Mr. Palacios, represents fees paid for service on the board of directors of Investment Services.

(3)	Represents gross-up payments related to imputed income from split-dollar life insurance (BOLI) arrangements for the NEOs.
(4)

Represents auto allowance ($15,000), club memberships ($15,547) and cellular phone payments ($3,523) for Mr. Wilson, auto allowance ($15,000) and cellular phone payments ($2,170) for Mr. Peraza, and auto allowance ($14,500), club memberships ($8,968) and cellular phone payments ($1,440) for Mr. Palacios.

(5)	Represents a one-time tax gross-up payments with respect to an early taxable distribution caused by the Spin-off under the Executive Deferred Compensation Plan.

Narrative Disclosure to Summary Compensation Table

The Compensation Committee of our Board generally administers the compensation program for the NEOs. Each of the NEOs was employed by us prior to the Spin-off on August 10, 2018. Therefore, the information provided in this section reflects compensation earned by the NEOs in connection with all services rendered in all capacities to us and reflects the design and objectives of our executive compensation programs in place prior to the Spin-off. In connection with the Spin-off, the Compensation Committee was reorganized as required under NASDAQ and SEC rules. Furthermore, in connection with the Spin-off, the Compensation Committee amended our incentive compensation programs and objectives as appropriate to reflect our status as an independent publicly-traded company.

The compensation program for our executives consists of a base salary, short-term incentive compensation (under the Semi-Annual Variable Compensation Program) and long-term incentive compensation (under the Long-Term Incentive Plan) payable in cash, long-term equity awards (under the 2018 Equity and Incentive Compensation Plan), and health and welfare benefits. The compensation program’s design is based upon the Company’s performance, the level of responsibility and performance of the executive officer, and the analysis of market compensation levels and trends.

The Compensation Committee of our Board, after consultation with an outside compensation consultant and the review of market practices, increased annual base salaries to $800,000, $590,000 and $500,000 for Messrs. Wilson, Peraza and Palacios, respectively, as of March 1, 2018. Such increases were made in anticipation of their new roles and responsibilities for us in preparation for becoming, and being, an independent publicly-traded company.

The Spin-off caused an early distribution in 2018 for U.S. federal income tax purposes from our deferred compensation plan. This one-time distribution was taxable to plan participants, including the NEOs, as ordinary income in 2018. We partially compensated plan participants for the higher one-time tax expense they incurred as a result of the distribution. Messrs. Wilson, Peraza and Palacios received a distribution of $43,215, $102,870 and $175,881, respectively.

Employment Agreements

We did not have any employment agreements in place with our NEOs in 2018. However, on March 20, 2019, the Bank entered into an employment agreement with each NEO. The employment agreements contain substantially the same terms and conditions, including a three-year term with an evergreen provision, an annual base salary, a discretionary annual bonus, eligibility to receive discretionary equity-based awards and participation in employee benefit plans. In addition, the employment agreements provide for severance benefits in the event that the NEO’s employment is terminated: (i) by the Bank or the Company without Cause (as defined in the employment agreement) or by the NEO for Good Reason (as defined in the employment agreement) prior to a Change in Control (as defined in the employment agreement) or (ii) by the Bank or the Company without Cause (other than on account of the NEO’s death or Disability (as defined in the employment agreement)) or by the NEO for Good Reason within the twenty-four month period following a Change in Control, in each case, subject to the NEO’s timely execution and non-revocation of a release of claims in favor of the Company, its affiliates and their respective officers and directors. The employment agreements also provide, in the event of a termination due to death or Disability, for a pro-rata portion of the annual bonus that the NEO would have earned for the year in which the termination occurs based on the number of days that the NEO was employed during such year.

Non-Equity Incentive Plan Awards

Our NEOs are eligible to earn cash incentive awards under our Semi-Annual Variable Compensation Program, which has become an annual program in 2019, and Long-Term Incentive Plan based on the level of achievement of performance goals for each applicable performance cycle under each plan.

Our Semi-Annual Variable Compensation Program, which will provide for annual instead of semi-annual payments starting in 2019, is a short-term, non-equity incentive plan that is intended to motivate and reward the NEOs’ performance and contributions to our success and focus the NEO’s attention on specific goals. The plan provides an annual cash incentive based on the achievement of corporate performance metrics and strategic objectives. The performance goals for each NEO are established at the beginning of the year, and are weighted according to their level of importance to achieving the Bank’s five-year strategic plan, which is set annually for the immediately following five-year period. In 2018, the Compensation Committee reviewed and made recommendations to the Board for approval as to the semi-annual awards based on the level of performance for the applicable semi-annual period. The first semi-annual period ran from January 1 through June 30 and the second semi-annual period ran from July 1 through December 31. For the NEOs’ 2018 awards, the performance metrics and weightings were as follows: (i) 30% based on return on equity; (ii) 20% based on growth of core deposits; (iii) 10% based on non-performing assets as a percentage of total assets; and (iv) 40% based on strategic objectives.

Bonus payouts, which are equal to a percentage of an NEO’s base salary, are based on a range that depends on the NEO’s achievement of applicable performance goals. The plan sets forth the minimum, target and maximum levels of annual payouts, but those levels for NEOs can be adjusted in the judgment of the Compensation Committee. In addition to meeting the performance goals for the plan, employees must also be employed at the time of payment to receive a bonus under the plan. Bonus plan payments have been based in part on return on equity, or ROE, for the year. In 2018, the Compensation Committee adjusted the ROE to reflect the adjustment for the Spin-off and restructuring charges reported by the Company. The aggregate target amounts for each NEO under the Semi-Annual Variable Program for 2018 were $800,000 for Mr. Wilson, $472,000 for Mr. Peraza, and $300,000 for Mr. Palacios. Pursuant to the Compensation Committee’s approval to pay out at target levels for the first payout, Mr. Wilson received $400,000, Mr. Peraza received $236,000, and Mr. Palacios received $150,000. For the second payout, the NEOs achieved performance goals greater than target and, as a result, Mr. Wilson received $750,000, Mr. Peraza received $344,000, and Mr. Palacios received $180,000. In 2018, the NEOs received total incentive awards as provided below.

	Total Incentive Award in 2018	Percentage of the Target Awards
Millar Wilson	$1,150,000	143.8%
Alberto Peraza	$580,000	122.9%
Miguel Palacios	$330,000	110.0%

Awards for the 2018 First Semi-Annual Period were paid in cash on August 18, 2018. Awards for the 2018 Second Semi-Annual Period were paid in cash on February 22, 2019 for Messrs. Peraza and Palacios and on March 1, 2019 for Mr. Wilson.

Starting in 2019, the determination of actual performance results and payout of the short-term annual incentive plan awards for the NEOs will occur annually following the end of our fiscal year. Semi-annual incentive payments will no longer be made to the NEOs.

In addition to the other programs and benefits described in this section, the Compensation Committee is entitled to award a discretionary cash bonus to the NEOs based on their historical performance. The Compensation Committee exercised such discretion and granted additional annual incentive awards of $250,000 and $37,200 to Messrs. Wilson and Peraza, respectively, in recognition of their performance and contributions in connection with the Spin-off and the IPO. The discretionary cash bonus awards to Messrs. Wilson and Peraza were paid in cash on March 1, 2019 and February 22, 2019, respectively.

The Long-Term Incentive Plan is a long-term, non-equity incentive plan that we adopted in 2014 to reward participants for their performance and contributions to the achievement of long-term financial organizational goals and objectives and to improve competitive positioning, engagement and retention of key employees. Each award granted under the Long-Term Incentive Plan has a three-year performance cycle, which starts on January 1 of the first year and ends on December 31 of the third year, and cash awards, which equal a percentage of the executive’s base salary, are earned based on the achievement of both corporate and individual corporate goals, which are approved for each performance cycle. In 2014, we consulted with outside compensation advisors and reviewed market compensation data during the process of establishing the Long-Term Incentive Plan. Based on that consultation and review, the Compensation Committee chose the following three performance metrics to apply to each performance-cycle under the plan until otherwise determined by the Compensation Committee: (1) three year average ROE which is derived from our five-year strategic plan, subject to adjustment by the Compensation Committee at the end of performance periods to take into account certain items, (2) the level of non-accruing loans/gross loans, and (3) the particular individual’s contributions. When evaluating the individual contribution metric, the Compensation Committee measures contributions such as an executive’s engagement with the corporate culture, his or her leadership, and teamwork, customer satisfaction scores, performance evaluation scores, and contributions to strategic goals. Payment of awards under the Long-Term Incentive Plan is contingent upon the achievement of a ROE threshold. Any award that is earned under the plan is paid following the completion of the applicable three-year performance cycle. Accordingly, the amounts shown in the Summary Compensation Table for fiscal year 2018 represent the cash incentive awards earned under the Long-Term Incentive Plan for the 2016-2018 performance cycle.

For each of the NEOs, the applicable performance metrics and weightings for the 2016-2018 performance cycle were (i) three-year average ROE (50%), (ii) non-accruing loans/gross loans ratio (20%), and (iii) individual contribution (30%). The Compensation Committee adjusted the average ROE for the three year period ending December 31, 2018 solely to reflect certain Spin-off and restructuring charges that were reported by the Company in 2018. The Compensation Committee adjusted the average ROE for the three year period ending December 31, 2017 to reflect the effects in these years on the net interest margin resulting from fewer and slower Federal Reserve interest rate increases than budgeted.

For the NEOs, the applicable targets and actual payouts under the Long-Term Incentive Plan for the 2016-2018 performance cycle were as follows:

	Target Award (% of 2016 base salary)	Maximum Award (% of 2016 base salary)	Actual Award	Actual Award (% of 2016 base salary)
Millar Wilson	80.0%	120.0%	$507,722	96.7%
Alberto Peraza	50.0%	75.0%	$280,009	60.9%
Miguel Palacios	45.0%	67.5%	$189,110	53.8%

The award payouts for the 2016-2018 performance cycle were determined based on achievement of the corporate and individual performance metrics as described above. The actual award for each of the NEOs varied based on their individual performance during the evaluation period. The awards for the 2016-2018 performance cycle were paid on February 22, 2019 for Messrs. Peraza and Palacios and on March 1, 2019 for Mr. Wilson in the amounts set forth in the above table. The Company did not make any new awards under the Long-Term Incentive Plan in 2018.

401(k) Plan

The Bank sponsors the Mercantil Bank Retirement Benefits Plan, or the 401(k) Plan, for its employees. Each employee is eligible to make contributions to the plan and receive matching employer contributions after attaining age 21 and three months’ employment with the Bank. The NEOs may participate in the 401(k) Plan on the same terms as the rest of the Bank’s employees. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan. Each participant may defer eligible compensation subject to the statutory limit and participants that are 50 years or older can also make additional “catch-up” contributions above the statutory limit. As a safe harbor plan, the Bank matches 100% of the first 5% of the participants’ contribution to the plan. All contributions made by both the participants and the Bank to the participants’ accounts are vested immediately.

Executive Deferred Compensation Plan

The Bank maintains a non-qualified deferred compensation plan, or the Deferred Compensation Plan, for highly compensated employees, including the NEOs. The Deferred Compensation Plan is designed to prevent such employees from being disadvantaged by 401(k) plan limits, and supplements the 401(k) Plan’s savings opportunities.

In 2018, under the Deferred Compensation Plan, eligible employees, including the NEOs, could have elected to defer all or a portion of their annual salary and cash incentive awards. The Deferred Compensation Plan was amended, effective January 1, 2019, to limit deferral contributions to 50% of the participant’s non-bonus compensation and to permit investments in Company stock. The Deferred Compensation Plan allows eligible employees to receive matching contributions up to 5% of their annual salary. The Deferred Compensation Plan permits deferrals of compensation above the amounts they can contribute for retirement under the 401(k) Plan. All deferrals, employer contributions, earnings, and gains on each participant’s account in the Deferred Compensation Plan are vested immediately.

Each participant’s account under the Deferred Compensation Plan holds their contributions, along with earnings, expenses, gains, and losses. Each participant makes his or her own investment decisions as to amounts held in a participant’s account from investment options that are designated in a services agreement between the Bank and Fidelity Investments, Inc. for the Deferred Compensation Plan.

The vested portion of a participant’s Deferred Compensation Plan is distributed in cash after the participant’s separation from service, either in a lump sum payment or in installment payments, in accordance with the participant’s distribution election. Each distribution, whether in a lump sum or a series of installment payments, commences on the first day of the month following the month in which the applicable triggering event occurred. Installment payments continue annually from the commencement day of the first installment distribution. If the participant’s separation from service is due to the participant’s disability or death, the participant will immediately become 100% vested in his or her account under the plan and payment will be made in such form as designated in the participant’s distribution election.

Certain Compensation Upon Termination or Change in Control

In 2018, we did not have employment agreements with any of the NEOs. However, the NEOs were eligible to receive severance payments under our severance policy, which also applies to all qualifying employees and varies by employee grade levels. Severance payments may be triggered by a reduction in work force, job elimination, or re-organization (other than a change in control). Severance is paid as a lump sum or in installments for a period of time after termination. Severance payment is conditioned upon a release of claims against us and satisfactory performance. Subject to the determination of the Compensation Committee, severance payments to the NEOs may be greater than the minimum they are entitled to receive under our severance policy. If the NEOs were terminated at the end of 2018, the minimum amount each NEO would have been eligible to receive under the severance policy would have been as follows:

	Minimum Amount	Minimum Amount (in weeks of base salary)
Millar Wilson	$692,308	45
Alberto Peraza	$408,462	36
Miguel Palacios	$346,154	36

Under the employment agreements that were entered into with the NEOs, effective March 20, 2019, the NEOs will be entitled to severance benefits in the event of certain terminations. Additional information regarding the NEOs’ employment agreements will be provided in the proxy statement for the year ending December 31, 2019.

Under the Long-Term Incentive Plan, if an NEO’s employment is terminated due to his retirement, disability, or death, the NEO will receive a prorated award based on the number of months employed during the performance period prior to such termination. If the NEO’s employment is terminated before payout for any other reason other than retirement, disability, or death, the award is forfeited in its entirety.

Under the Deferred Compensation Plan, the vested portion of each NEO’s account is distributed in cash after the NEO’s separation of service, either in a lump sum payment or in installment payments, in accordance with the NEO’s distribution election. In addition, if a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, occurs prior to a participant’s separation from service, the participant will become 100% vested in his or her account at such time and will receive a lump sum cash payment on the first day of the month following the change in control.

2018 Equity and Incentive Compensation Plan

On March 12, 2018, our Board adopted and approved the Mercantil Bank Holding Corporation 2018 Equity and Incentive Compensation Plan, or the 2018 Plan, and recommended it for shareholder approval. On the same date, MSF, our sole shareholder on such date, approved the 2018 Plan.

The purpose of the 2018 Plan is to attract and retain our and our subsidiaries’ officers and other employees and compensate our non-employee directors and potentially certain of our consultants for their service, and to provide to such persons incentives and rewards for service and/or performance to us and/or our subsidiaries. The Compensation Committee of our Board, as plan administrator, will determine the grantees as well as award types and grant amounts under the 2018 Plan. The Compensation Committee expects to select the award mix for any future grants under the 2018 Plan in consultation with its outside compensation consultants.

The following types of awards are available under the 2018 Plan: option rights, appreciation rights, restricted stock, restricted stock units, cash incentive awards, performance shares, performance units, and other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Company Shares or factors that may influence the value of such shares. Awards will be in made only in shares of Class A Common Stock. We have reserved 3,333,333 shares of Class A Common Stock for issuance under the 2018 Plan (which number reflects the reverse stock split which took place on October 23, 2018).

Our Compensation Committee granted a total of 741,170 shares of restricted stock on December 21, 2018, in connection with the Company’s IPO. Messrs. Wilson, Peraza and Palacios were granted 184,615, 81,692 and 38,461 shares of restricted stock, respectively. The shares of restricted stock will vest in substantially equal installments on each of the first three anniversaries of the date of grant, provided that the NEO remains in the continuous service of the Company or a subsidiary through each such date. If the NEO’s continuous service is terminated as a result of the NEO’s death or disability prior to any vesting date or in the event of a change in control that occurs prior to any vesting date, the shares of restricted stock will vest on the date the NEO’s continuous service is terminated.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information about the outstanding share-based equity awards for each of our NEOs as of December 31, 2018:

	Stock Awards
Name and Grants	Number of Shares or Units That Have Not Vested (#)	Market or Payout Value of Shares or Units That Have Not Vested ($)(1)
Millar Wilson
Restricted Stock Award (2)	184,615	2,401,841
Alberto Peraza
Restricted Stock Award (2)	81,692	1,062,813
Miguel Palacios
Restricted Stock Award (2)	38,461	500,378

(1)	The market value is based on the Company’s common stock price as of close of market on December 31, 2018 ($13.01) multiplied by the number of unearned shares of the Company’s common stock.
(2)

The restricted stock awards granted under the 2018 Plan on December 21, 2018 vest in substantially equal installments on each of the first three anniversaries of the date of grant, provided that the NEO remains in the continuous service of the Company or a subsidiary through each such date.

Director Compensation

The following table provides information on 2018 compensation for each of our non-employee directors who served during 2018. The table below reflects payments made in connection with service on our Board and the board of the Bank and Mercantil Florida, as applicable.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Alejandro Gonzalez S. (4)	160,700	125,000	22,000	307,700
Alfredo Travieso (4)	17,250	—	2,000	19,250
Federico Vollmer A. (4)	7,850	—	2,000	9,850
Frederick C. Copeland, Jr.	201,300	125,000	20,000	346,300
Guillermo Villar	167,100	125,000	—	292,100
Gustavo Marturet Medina	137,300	125,000	—	262,300
Gustavo J. Vollmer A. (5)	166,300	125,000	18,000	309,300
Jose Antonio Villamil (6)	156,800	125,000	—	281,800
Luis A. Romero (4)	5,550	—	—	5,550
Miguel A. Capriles L.	121,500	125,000	18,000	264,500
Pamella J. Dana, Ph.D.	167,300	125,000	20,000	312,300
Peter Huwyler (4)	17,250	—	2,000	19,250
Roberto Vainrub (4)	7,850	—	—	7,850
Rosa M. Delgado de Constantino	112,200	125,000	18,000	255,200

(1)	Represents fees earned or paid in cash for services provided to us, the Bank and/or Mercantil Florida as a director, including retainer fees, committee fees, and meeting fees.
(2)

All of the 2018 awards represent restricted stock unit awards granted under the 2018 Plan in connection with the Company’s IPO that closed on December 21, 2018. On December 21, 2018, Mr. Capriles, Mr. Copeland, Ms. Constantino, Ms. Dana, Mr. Gonzalez, Mr. Marturet, Mr. Villamil, Mr. Villar and Mr. Vollmer were each awarded 9,615 restricted stock units, and such restricted stock unit awards will vest in substantially equal installments on each of the first three anniversaries of the date of grant, provided that the grantee remains in the continuous service as a director through each such date. The aggregate grant date fair value provided in this column was computed in accordance with FASB ASC Topic 718. Refer to Note 1 “Business, Basis of Presentation and Summary of Significant Accounting Policies and Note 11 “Incentive Compensation and Benefits Plans” to the consolidated audited financial statements in our Annual Report on Form 10-K for fiscal year ended December 31, 2018 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(3)	Includes travel allowances for meetings for directors who live outside of the Miami area.
(4)	Mr. Gonzalez resigned from the Board in March 2019. Mr. Travieso, Mr. Frederico Vollmer, Mr. Romero, Mr. Huwyler and Mr. Vainrub resigned from the Board in January 2018.
(5)	Mr. Vollmer was an employee of the Bank until July 7, 2018 and received a salary and health and welfare benefits and participated in our 401(k) plan until such date.
(6)

Includes amounts paid to The Washington Economics Group, Inc. pursuant to a consulting arrangement. The Washington Economics Group, Inc. is owned by Mr. Villamil’s wife and receives a monthly fee of $5,000 for the rendering of economic advisory services to the Company and its subsidiaries.

We pay our directors based on the directors’ participation in Board and committee meetings held throughout the year (typically eight times per year). The following table illustrates the fees received by the directors in 2018.

	Monthly Retainer	Board Meeting Attendance Fee	Committee Meeting Attendance Fee	Travel Allowance Per Meeting
The Company	$1,250	$1,700	—	$2,000
The Bank	$1,500	$3,700	$1,400	—
Mercantil Florida	$1,250	$3,500	—	—

Director compensation is determined by the Board based upon the recommendation of the Compensation Committee and the Compensation Committee’s compensation consultant. (See “Executive Compensation—Compensation Consultant”). The Board uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve as directors and to compensate them for their service. In setting the compensation of non-employee directors, the Compensation Committee and the Board consider the significant amount of time that the Board and its Committees are expected to expend, the skills, knowledge, and understanding needed for service on the Board, and the types and amounts of director pay of our identified peer group. The Compensation Committee and the Board annually review non-employee director compensation, and the Board, upon the recommendation of the Compensation Committee, has from time to time changed the amounts and forms of director pay. For example, director compensation was restructured, effective January 2019, so that payments were made by a single entity (i.e., us) going forward, and the compensation was determined by the Compensation Committee, as outlined above, to, among other things, reflect our status as an independent publicly-traded company.

Compensation Committee Interlocks and Insider Participation

In connection with the Spin-off and the related listing of Company Shares on NASDAQ, our Board reconstituted the Compensation Committee in accordance with SEC and NASDAQ rules. Until February 26, 2018, the members of the Compensation Committee were Alejandro Gonzalez Sosa (Chairman), Alfredo Travieso, Gustavo J. Vollmer A., Miguel A. Capriles L., Gustavo Marturet Medina, Luis A. Romero, Federico Vollmer A., and Millar Wilson (Secretary). From February 26, 2018 through December 31, 2018, the members of the Compensation Committee were Pamella Dana (Chair), Frederick C. Copeland, Jr., and Alejandro Gonzalez Sosa. Except for Mr. Wilson, who is an NEO, Mr. Gustavo Vollmer, who was an employee of the Bank until July 7, 2018 and served as a member of the compensation committees of MSF and Mercantil, C.A., Banco Universal, and Messrs. Marturet Medina and Gonzalez Sosa, who were employees of the Bank until January 5, 2012 and June 1, 2013, respectively, none of the members of the Compensation Committee in 2018 had any interlocks required to be disclosed under Item 407(e)(4) of Regulation S-K. Other than as noted in “Certain Relationships and Related Party Transactions” with respect to Messrs. Gonzalez Sosa, Marturet Medina and Wilson, none of the members of the Compensation Committee in 2018 had any relationships requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019. PwC has served as our independent registered public accounting firm since 1987.

The Audit Committee pre-approves any engagement of PwC and has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for shareholder approval.

A representative of PwC is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired. Although shareholder approval of the selection of PwC is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection as a good corporate governance practice. If the shareholders fail to ratify the appointment of PwC, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by PwC for the fiscal years ended December 31, 2018 and 2017 (in millions).

	2018	2017
Audit Fees	$2.1	$1.5
Audit-Related Fees	$1.8	$1.2
Tax Fees	$0.3	$0.2
All Other Fees	$1.5	$—
Total	$5.7	$2.9

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining PwC’s independence.

In 2018, PwC performed considerable additional audit and audit related work in connection with the Company’s SEC registered Spin-off and its underwritten IPO. PwC’s other fees were for assisting the Company with its strategic plans and assisting the Company with its initial SEC filings.

Audit Fees

These are fees for professional services for the integrated audit of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, proxy statements and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.

Tax Fees

These are fees for professional services rendered by PwC with respect to tax compliance and tax planning.

All Other Fees

These are fees for other services rendered by PwC that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee may delegate, from time to time, to some of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. None of the fees paid to PwC under the categories Audit-Related Fees and Tax Fees were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

This proposal requires the favorable vote of the majority of votes cast for approval, with each share of our Class A Common Stock entitled to one vote and each share of our Class B Common Stock entitled to one-tenth (1/10) of one vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 3

TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO AMERANT BANCORP INC.

The Board has recommended that the Company’s shareholders approve an amendment to the Company’s Articles of Incorporation to change the Company’s name to “Amerant Bancorp Inc.” A copy of the proposed Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation is attached to this proxy statement as Annex A.

In connection with our separation from MSF we are rebranding our Company as Amerant. We believe our new name and logo will identify us as separate and distinct from MSF and promote our strategic focus as a community bank with its own identity. All the entities in our organization are adopting the new name and logo, including our subsidiary Amerant Bank, N.A., and the Company will formally change its name, subject to shareholders approval, following the Annual Meeting. We previously changed the Nasdaq Global Select Market trading symbols for our Class A Common Stock and Class B Common Stock to “AMTB” and “AMTBB,” respectively, to reflect the new brand.

On April 16, 2019, the Board adopted a resolution approving an amendment to the Company’s Articles of Incorporation to change the name of the Company to “Amerant Bancorp Inc.” and recommended that the amendment be submitted to shareholders for approval. The Board believes it is in the best interest of our Company to change its name to Amerant Bancorp Inc. and recommends the approval of the name change amendment.

Subject to and following shareholder approval of the amendment, we plan to cause the amendment to become effective by submitting Articles of Amendment to the Florida Secretary of State. The amendment will become effective upon filing with the Florida Secretary of State. The Board retains the right, without further shareholder action, to decide not to pursue the amendment at any time prior to it becoming effective.

This proposal requires the favorable vote of the majority of votes cast for approval, with only our Class A Common Stock entitled to vote, one vote per share.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION CHANGING THE COMPANY’S NAME TO “AMERANT BANCORP INC.”.

ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

A copy of our proxy materials for the Annual Meeting will be sent to any shareholder without charge upon written or oral request addressed to Mercantil Bank Holding Corporation, to the attention of the Corporate Secretary, 220 Alhambra Circle, Coral Gables, Florida 33134 or by phone at (305) 460-8728. Any shareholder may also receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2018 as filed with the SEC, without exhibits, upon written request to the address above.

Shareholder Proposals for 2020 Annual Meeting

A shareholder who would like a proposal considered for inclusion in the Company’s proxy statement relating to the Company’s 2020 annual meeting pursuant to Rule 14a-8 under the Exchange Act, must be received by the Corporate Secretary of the Company no later than December 27, 2019 and must otherwise comply with Rule 14a-8. Any shareholder proposals received outside of the Rule 14a-8 procedure for consideration at the Company’s 2020 annual meeting must be received by the Company between February 5, 2020 and March 6, 2020. If, however, the date of the 2020 annual meeting is scheduled for a date more than 30 calendar days from the anniversary date of this year’s Annual Meeting, the shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the 10th calendar day after public disclosure of the date of such meeting. Such proposals must be addressed to the Corporate Secretary of the Company at 220 Alhambra Circle, Coral Gables, Florida 33134. If the Company does not receive such notice within the timeframe described above, the notice will be considered untimely and the proposal may not be brought.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to this solicitation of the proxies, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Frederick C. Copeland, Jr.
Frederick C. Copeland, Jr. Chairman of the Board of Directors

April 25, 2019

ANNEX A

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MERCANTIL BANK HOLDING CORPORATION

Pursuant to the provisions of Section 607.1006, Florida Statutes, Mercantil Bank Holding Corporation, a Florida corporation (the “Company”), adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: Article I of the Company’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I

NAME

The name of the Company is “Amerant Bancorp Inc.”

SECOND: Except as hereby expressly amended, the Amended and Restated Articles of Incorporation of the Company shall remain the same.

THIRD: The foregoing amendment was approved by the shareholders of the Company on June 4, 2019. The number of votes cast for the amendment was sufficient for approval. There were no voting groups entitled to vote separately on the amendment.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by a duly authorized officer of the Company on                , 2019.

By:
Name:
Title:

A-1

Mercantil Bank Holding Corporation Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on June 3, 2019. Online Go to www.envisionreports.com/AMTB or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2019 Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3. 1. To elect directors to serve until the 2020 annual meeting of shareholders: + For Against Abstain For Against Abstain For Against Abstain 01—Frederick Copeland, Jr. 02—Millar Wilson 03—Miguel A. Capriles L. 04—Rosa M. Costantino 05—Pamella J. Dana 06—Gustavo Marturet M. 07—John W. Quill 08—Jose A. Villamil 09—Guillermo Villar 10—Gustavo J. Vollmer A. For Against Abstain For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as 3. To approve an amendment to the Company’s articles of the independent registered public accounting firm of the incorporation to change the Company’s name to Company for the fiscal year ending December 31, 2019. “Amerant Bancorp Inc.” B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Mercantil Bank Holding Corporation June 4, 2019, 3:00 p.m. EST Colonnade Hotel 180 Aragon Avenue, Coral Gables, FL 33134 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on June 4, 2019. The material is available at: www.envisionreports.com/AMTB qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Mercantil Bank Holding Corporation + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 4, 2019 Frederick Copeland, Jr. and Millar Wilson, the Proxies, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Mercantil Bank Holding Corporation to be held on June 4, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.